Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
Avnet, Inc. Reports First Quarter Fiscal Year 2011 Results
Record Sales; EPS More than Doubles
Phoenix, October 28, 2010 - Avnet, Inc. (NYSE:AVT) today announced results for the first quarter fiscal year 2011 ended October 2, 2010.

	Three Months Ended
	October 2,	October 3,	Net
	2010	2009	Change
	$ in millions, except per share data
Sales	$6,182.4	$4,355.0	42.0%

GAAP Operating Income	$194.5	$89.0	118.5%
Adjusted Operating Income (1)	$222.5	$107.1	107.8%

GAAP Net Income	$138.2	$50.9	171.5%
Adjusted Net Income (1)	$142.7	$67.2	112.2%

GAAP Diluted EPS	$0.90	$0.33	172.7%
Adjusted Diluted EPS (1)	$0.93	$0.44	111.4%

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.
•	Sales for the quarter ended October 2, 2010 increased 42.0% year over year to a record $6.18 billion; pro forma revenue (as defined later in this release) was up 26.4% year over year
•	Adjusted operating income increased 107.8% to $222.5 million and adjusted operating income margin of 3.6% was up 114 basis points year over year
•	Adjusted diluted earnings per share increased 111.4% over the prior year quarter to $0.93 per share
•
Included in GAAP net income is a total of $4.5 million after tax and $0.03 per share on a diluted basis related to restructuring, integration and other charges and a non-cash tax adjustment offset by a gain on a bargain purchase related to the acquisition of Unidux.

Roy Vallee, Chairman and Chief Executive Officer, commented, “We accelerated our start to the new fiscal year by completing three acquisitions in July that should add approximately $4 billion to our annual revenue and produce a return on capital employed of at least 12.5% when the integrations are completed. In addition to the financial benefits, the integrations of Bell Micro, Tallard Technologies and Unidux are enhancing our competitive position in key technologies, expanding our presence in higher growth geographies and increasing our global scale and scope advantages. The combination of 26% organic growth and the beneficial impact of value-creating acquisitions drove reported revenue up 42% year over year to a record $6.2 billion. On the bottom line, adjusted diluted earnings per share more than doubled year over year to $0.93 and return on capital employed (ROCE) was within our target range of 14% — 16% for the fourth consecutive quarter. As we complete the integrations throughout the balance of fiscal 2011 and fully realize the anticipated synergies of at least $60 million, we will be better positioned to take advantage of additional growth opportunities and deliver improved financial results.”

Avnet Electronics Marketing Results
Electronics Marketing

		Year-over-Year Growth Rates
	Q1 F’11	Reported	Pro forma(2)
	Revenue	Revenue	Revenue
	(in millions)

Total	$3,620.6	48.5%	39.8%
Excluding FX (1)		52.1%	43.1%
Americas	$1,259.7	66.3%	32.9%
EMEA	$1,079.7	36.9%	49.5%
Excluding FX (1)		49.7%	63.4%
Asia	$1,281.2	43.7%	39.4%

	Q1 F’11	Q1 F’10	Change
Operating Income	$192.1	$81.4	$110.7

Operating Income Margin	5.31%	3.34%	197	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

(2)	Pro forma revenue is defined later in this release.
•	Record revenue of $3.62 billion were up 48.5% year over year and 52.1% in constant currency
•	Pro forma revenue grew 39.8% year over year and 43.1% in constant currency
•	Gross profit margin improved 27 basis points year over year; 70 basis points excluding the impact of acquisitions and the embedded business transferred from TS
•
Operating income margin improved 197 basis points year over year; 227 basis points excluding the impact of acquisitions and the embedded business transferred from TS; all three regions contributed to the increase

•	Return on working capital (ROWC) was up 1,461 basis points year over year
Mr. Vallee added, “While the expected deceleration in EM’s bookings this quarter implies that the electronics supply chain inventory replenishment cycle is nearing an end, our billings indicate that end demand remains solid across all three regions. Pro forma revenue grew nearly 40% year over year and sequential growth of 4.2% was well above normal seasonality. Gross profit margin for EM, excluding the impact of the recently acquired embedded business, increased year over year in all three regions and has now substantially recovered to pre-recession levels. Operating income margin also improved year over year in all three regions and, at 5.3%, was within our target range for the third consecutive quarter. Although we grew inventory in absolute terms, Electronics Marketing’s working capital velocity continues at record levels and ROWC remained at or above our stated targets in all three regions.

Avnet Technology Solutions Results
Technology Solutions

		Year-over-Year Growth Rates
	Q1 F’11	Reported	Pro forma(2)
	Revenue	Revenue	Revenue
	(in millions)

Total	$2,561.8	33.6%	11.3%
Excluding FX (1)		36.4%	13.6%
Americas	$1,461.5	25.8%	13.8%
EMEA	$807.8	44.6%	1.7%
Excluding FX (1)		55.9%	9.7%
Asia	$292.5	48.7%	31.6%

	Q1 F’11	Q1 F’10	Change
Operating Income	$56.7	$51.4	$5.3

Operating Income Margin	2.21%	2.68%	-47	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

(2)	Pro forma revenue is defined later in this release.
•	Revenue grew 33.6% year over year and 22.6% sequentially
•	Pro forma revenue grew at a double digit rate year over year for the fourth consecutive quarter
•	Year-over-year growth was driven by storage, processors and networking products
•	North America had another quarter of strong results
Mr. Vallee further added, “Technology Solutions delivered another quarter of better-than-normal sequential growth which resulted in a fourth consecutive quarter of strong year-over-year organic revenue growth of 11.3% and on a reported basis total revenue grew 34% to $2.6 billion. Operating income grew 10% year over year; however, operating income margin declined due primarily to the impact of acquisitions as we have yet to realize the majority of the expense synergies affecting TS and the acquired businesses historically operated at lower margins than our legacy business. The integrations of Bell and Tallard are proceeding as planned and we are very comfortable with our enterprise-wide expense synergy target related to Bell. We also remain committed to achieving our previously stated enterprise ROWC target of 30%.”
Cash Flow
•	Cash used for operations was $112 million for the quarter due to the increase in working capital requirements to support the strong growth in business
•	The Company used $575 million during the quarter for acquisitions, net of cash acquired
•	Cash and cash equivalents at the end of the quarter was $662 million; net debt was $1.1 billion
Ray Sadowski, Chief Financial Officer, stated, “Our strong financial position allowed us to complete three acquisitions this quarter while maintaining our investment grade credit statistics, which we expect to improve when we fully realize the expected synergy benefits. During the quarter, we used approximately $112 million of cash for operations primarily to grow working capital to support the strong growth in business. Working Capital velocity metrics remain near record levels and while inventory was up $683 million sequentially, $401 million of that growth was due to the impact of acquisitions and foreign currency translation.”

Outlook For Fiscal 2nd Quarter Ending on January 1, 2011
•	EM sales are expected to be in the range of $3.4 billion to $3.7 billion and TS sales are expected to be between $2.9 billion and $3.3 billion
•	Consolidated sales are forecasted to be between $6.3 billion and $7.0 billion
•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $0.99 to $1.07 per share
The above EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the second quarter of fiscal 2011 is $1.40 to €1.00. This compares with an average exchange rate of $1.48 to €1.00 in the second quarter of fiscal 2010 and $1.29 to €1.00 in the first quarter of fiscal 2011.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro Forma (Organic) Revenue section of this release). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
First Quarter Fiscal 2011

	First Quarter Fiscal 2011
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$194,462	$204,799	$138,174	$0.90
Restructuring, integration and other charges	28,067	28,067	20,161	0.13
Gain on bargain purchase and other	—	(29,023)	(29,577)	(0.19)
Income tax adjustments	—	—	13,932	0.09

Total adjustments	28,067	(956)	4,516	0.03

Adjusted results	$222,529	$203,843	$142,690	0.93

Items impacting the first quarter of fiscal 2011 consisted of the following:
•
restructuring, integration and other charges of $28.1 million pre-tax which were incurred primarily in connection with the acquisition and integration of acquired businesses and consisted of $10.8 million for transaction costs associated with the recent acquisitions, $8.3 million for severance, $7.3 million for integration-related costs, $2.4 million for facility exit related costs and other charges, and a reversal of $0.7 million to adjust prior year restructuring reserves;

•
a gain on the bargain purchase of $31.0 million pre-and after tax related to the Unidux acquisition for which the gain was not taxable partially offset by $2.0 million pre-tax of charges primarily related to the write down of two buildings in EMEA; and

•	an income tax adjustment of $13.9 million primarily related to the non-cash write-off of a deferred tax asset associated with the integration of an acquisition.
First Quarter Fiscal 2010

	First Quarter Fiscal 2010
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$89,000	$76,635	$50,895	$0.33
Restructuring, integration and other charges	18,072	18,072	13,202	0.09
Income tax adjustments	—	—	3,145	0.02

Total adjustments	18,072	18,072	16,347	0.11

Adjusted results	$107,072	$94,707	$67,242	0.44

Items impacting the first quarter of fiscal 2010 consisted of the following:
•
restructuring, integration and other charges of $18.1 million pre-tax consisted of severance costs, facility exit costs, and fixed asset write-downs related to previously announced cost reduction actions, a reversal of excess prior year restructuring reserves, and integration costs associated with acquired businesses and other charges;

•	a net increase in taxes of $3.1 million related an adjustment for a prior year tax return and additional tax reserves, net of a benefit from a favorable income tax audit settlement.

Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2010; (ii) the impact of the extra week of sales in the prior year first quarter due to the “52/53 week” fiscal year; and (iii) the impact of the transfer of the existing embedded business from TS Americas to EM Americas which occurred in the first quarter of fiscal 2011, which did not have an impact to Avnet on a consolidated basis but did impact the groups by $98 million. Sales taking into account the combination of these adjustments is referred to as “pro forma sales” or “organic sales”.
Revenue adjusted for this impact is presented in the following table:

	Revenue	Acquisition	Extra Week	Pro forma
	as Reported	Revenue	in Q1 FY10	Revenue
	(in thousands)
Q1 Fiscal 2011	$6,182,388	$21,387	$—	$6,203,775

Q1 Fiscal 2010	$4,355,036	$969,174	$(417,780)	$4,906,430
Q2 Fiscal 2010	4,834,524	1,108,575	—	5,943,099
Q3 Fiscal 2010	4,756,786	1,026,859	—	5,783,645
Q4 Fiscal 2010	5,213,826	921,216	—	6,135,042

Fiscal year 2010	$19,160,172	$4,025,824	$(417,780)	$22,768,216

“Acquisition Revenue” as presented in the preceding table includes the following acquisitions:

Acquired Business	Operating Group	Acquisition Date
Bell Micro Products Inc.	TS/EM	July 2010
Tallard Technologies	TS	July 2010
Unidux	EM	July 2010
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including Ray Sadowski’s, chief financial officer, “CFO Review of Results” and financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended July 3, 2010, Avnet generated revenue of $19.16 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	OCTOBER 2,	OCTOBER 3,
	2010 *	2009 *

Sales	$6,182.4	$4,355.0

Income before income taxes	204.8	76.6

Net income	138.2	50.9

Net income per share:
Basic	$0.91	$0.34
Diluted	$0.90	$0.33

*	See Notes to Consolidated Statements of Operations on Page 12.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	OCTOBER 2,	OCTOBER 3,
	2010 *	2009 *

Sales	$6,182,388	$4,355,036
Cost of sales	5,459,243	3,855,298

Gross profit	723,145	499,738

Selling, general and administrative expenses	500,616	392,666
Restructuring, integration and other charges (Note 1 *)	28,067	18,072

Operating income	194,462	89,000

Other income, net	3,339	2,917
Interest expense	(22,025)	(15,282)
Gain on bargain purchase and other (Note 2*)	29,023	—

Income before income taxes	204,799	76,635

Income tax provision	66,625	25,740

Net income	$138,174	$50,895

Net earnings per share:
Basic	$0.91	$0.34

Diluted	$0.90	$0.33

Shares used to compute earnings per share:
Basic	152,004	151,276

Diluted	153,646	152,635

*	See Notes to Consolidated Statements of Operations on Page 12.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	OCTOBER 2,	JULY 3,
	2010	2010

Assets:
Current assets:
Cash and cash equivalents	$661,706	$1,092,102
Receivables, net	4,415,707	3,574,541
Inventories	2,495,497	1,812,766
Prepaid and other current assets	268,026	150,759

Total current assets	7,840,936	6,630,168
Property, plant and equipment, net	346,219	302,583
Goodwill	773,931	566,309
Other assets	341,651	283,322

Total assets	9,302,737	7,782,382

Less liabilities:
Current liabilities:
Borrowings due within one year	498,398	36,549
Accounts payable	3,454,992	2,862,290
Accrued expenses and other	647,235	540,776

Total current liabilities	4,600,625	3,439,615
Long-term debt	1,260,119	1,243,681
Other long-term liabilities	111,795	89,969

Total liabilities	5,972,539	4,773,265

Shareholders’ equity	$3,330,198	$3,009,117

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST QUARTERS ENDED
	OCTOBER 2,	OCTOBER 3,
	2010	2009
Cash flows from operating activities:

Net income	$138,174	$50,895

Non-cash and other reconciling items:
Depreciation and amortization	20,843	15,647
Deferred income taxes	(13,020)	11,757
Stock based compensation	8,602	15,124
Gain on bargain purchase and other	(29,023)	—
Other, net	21,270	4,504

Changes in (net of effects from businesses acquired):
Receivables	(110,909)	(219,366)
Inventories	(269,768)	(135,520)
Accounts payable	130,710	312,827
Accrued expenses and other, net	(9,209)	(49,642)

Net cash flows (used for) provided by operating activities	(112,330)	6,226

Cash flows from financing activities:
Borrowings under accounts receivable securitization program	190,000	—
Repayment of notes	(5,205)	—
Proceeds from bank debt, net	60,445	29,349
Proceeds from other debt, net	16,210	210
Other, net	82	1,873

Net cash flows provided by financing activities	261,532	31,432

Cash flows from investing activities:
Purchases of property, plant, and equipment	(31,938)	(10,314)
Cash proceeds from sales of property, plant and equipment	388	1,241
Acquisitions of operations, net of cash acquired and other	(574,815)	(476)

Net cash flows used for investing activities	(606,365)	(9,549)

Effect of exchange rates on cash and cash equivalents	26,767	15,266

Cash and cash equivalents:
- (decrease) increase	(430,396)	43,375
- at beginning of period	1,092,102	943,921

- at end of period	$661,706	$987,296

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FIRST QUARTERS ENDED
	OCTOBER 2,	OCTOBER 3,
	2010	2009
SALES:

Electronics Marketing	$3,620.6	$2,438.0

Technology Solutions	2,561.8	1,917.0

Consolidated	$6,182.4	$4,355.0

OPERATING INCOME (LOSS):

Electronics Marketing	$192.1	$81.4

Technology Solutions	56.7	51.4

Corporate	(26.3)	(25.7)

	222.5	107.1

Restructuring, integration and other charges	(28.1)	(18.1)

Consolidated	$194.4	$89.0

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
FIRST QUARTER OF FISCAL 2011
(1) The results for the first quarter of fiscal 2011 included restructuring, integration and other charges which totaled $28,067,000 pre-tax, $20,161,000 after tax and $0.13 per share on a diluted basis and were incurred primarily in connection with the acquisitions and integrations of acquired businesses. The charges included transaction costs of $10,762,000 pre-tax associated with the Bell, Tallard and Unidux acquisitions and primarily included broker fees, professional fees for legal and accounting due diligence and related costs. Restructuring charges of $10,704,000 pre-tax consisted of severance costs of $8,279,000 and facility exit related costs and other charges of $2,425,000 which were incurred as a result of the integration activities associated with the acquisitions. Integration costs of $7,322,000 pre-tax included professional fees associated with legal and IT consulting, facility moving costs, travel, meeting, marketing and communication costs that were incrementally incurred as a result of the integration activity. Also included in integration costs are incremental salary and associated employee benefit costs, primarily of the acquired businesses’ personnel who were retained by Avnet for extended periods following the close of the acquisitions solely to assist in the integration of the acquired business’ IT systems and administrative and logistics operations into those of Avnet. These identified personnel have no other meaningful day-to-day operational responsibilities outside of the integration effort. The Company also recorded a reversal of $721,000 pre-tax related to restructuring reserves established in prior years.
The results for the first quarter of fiscal 2010 included restructuring, integration and other charges which totaled $18,072,000 pre-tax, $13,202,000 after tax and $0.09 per share on a diluted basis. Restructuring costs of $15,991,000 pre-tax related to the remaining cost reductions that began in fiscal 2009 and consisted of severance, facility exit costs and fixed asset write-downs associated with the exited facilities. The Company also recognized $2,931,000 pre-tax of integration costs associated with acquired businesses, $1,104,000 pre-tax of other charges and a reversal of $1,954,000 pre-tax related to restructuring reserves established in prior years.
(2) During the first quarter of fiscal 2011, the Company acquired Unidux, Inc., a Japanese publicly traded electronics component distributor, through a tender offer. After evaluating all assets acquired and liabilities assumed, the consideration paid was below the fair value of the acquired net assets and, as a result, the Company recognized a gain on bargain purchase of $30,990,000 pre- and after tax, and $0.20 per share on a diluted basis. It is not uncommon that the trading price of certain Japanese public companies shares are below book value, which was the primary driver of the gain on bargain purchase. In addition, the Company recognized other charges of $1,967,000 pre-tax, $1,413,000 after tax and $0.01 per share on a diluted basis primarily related to the write down of two buildings in EMEA.